Exhibit 99.3

Employee FAQ

About the Announcement

What was announced today?
•	Today we announced a definitive agreement in which Mitel will acquire all outstanding shares of ShoreTel in an all cash transaction valued $7.50 per share.
•	The close date for the transaction is expected in the third calendar quarter of 2017.
•	This is an exciting time in ShoreTel’s history. As part of Mitel, ShoreTel will continue to be a leading player in Unified Communications.
•	Please refer to the press release issued by ShoreTel and Mitel for additional information.

Will there be management changes?
•	Until the acquisition closes, we remain independent companies in a competitive marketplace. We do not anticipate any near-term changes to the current management structure.
•	In the meantime, ShoreTel and Mitel management teams will begin to work on integration planning, commencing in August.

Does this mean the Board’s strategic review process is over?
•	Yes. This agreement represents the conclusion of our comprehensive review of strategic alternatives.

How long will it take for the transaction to close?
•
The transaction is expected to close in the third calendar quarter of 2017, subject to a majority of shareholders tendering their shares and receiving the requisite regulatory approvals and other customary closing conditions.

Stock & Financials
What is a tender offer?
•	A tender offer is a public bid for shareholders to sell their stock. Shareholders are given the opportunity to “tender” or sell their stock for a set price within a stated time limit.
•
A tender offer must comply with the rules and regulations of the Securities and Exchange Commission, which include certain minimum offering periods, withdrawal rights, manner of publication and other requirements.

What will happen to my stock in ShoreTel? Should I tender my shares? How do I do that?
•	Pursuant to the agreement, Mitel will commence a tender offer to acquire all of the outstanding shares of ShoreTel for $7.50 per share in cash.
•	Employee shareholders may elect to participate in the tender offer with respect to any shares of ShoreTel stock that they own.

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•	Along with ShoreTel’s other shareholders, employee shareholders will separately receive communications regarding the terms of the tender offer and instructions on how to tender their shares.

What happens to ShoreTel shares that I own?
•	If you are an employee at the time of closing, outstanding vested shares of ShoreTel that you tendered will be paid at the price of $7.50 per share.

Is there any difference between shares I purchased on the open market vs. shares I earned tied to vested RSUs or exercised options?
•	No.

What happens to my vested ShoreTel stock options?
•	If you are an employee at the time of closing, all outstanding vested stock options will be cashed out at a price of $7.50 share, less the applicable exercise price and subject to withholding taxes.

What happens to my unvested ShoreTel RSUs and stock options?
•	Any unvested RSUs or stock option grants that you may have when the acquisition closes will be cancelled.
•	As the integration process continues, more information will be provided relating to Mitel’s equity program.

What about new hire grants or other recently communicated grants?
•	Any unvested RSUs or stock option grants that you may have when the acquisition closes will be cancelled.
•	As the integration process continues, more information will be provided relating to Mitel’s equity program.

Will our FY17 year end bonus be paid out?
•
Yes. FY17 second half bonus payments are scheduled to be paid in September.  Consistent with our past practice, employees need to be actively employed at the time the bonus pays to be eligible for a bonus payment.

Employment & Benefits
Will our benefits be impacted?
•	Until the acquisition closes, there will be no changes to current benefit programs.

What will happen to my outstanding PTO balance?
•	As the integration process continues, more information will be provided relating to Mitel’s PTO program.

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Will the ESPP continue?
•
The ESPP will be suspended as of the agreement date and all amounts that have not been used to purchase shares will be refunded to plan participants in the September quarter. The ESPP will terminate upon the closing of the transaction.

Will there be layoffs?  When will I know if my job has been impacted?
•	Until the acquisition closes we remain independent companies. As the integration process continues, more information will be provided as it becomes available.

External Communications
What do I tell my customers?
•
The combination of Mitel and ShoreTel will create a new UCaaS market leader with a differentiated strategy and solution, and a clear migration path so that no customer is left behind or will have to abandon what they already have to cloud-enable their organization.

•	Mitel and ShoreTel are committed to providing continued support and an attractive path forward for all customers and partners – cloud and premise.
•	We are reaching out to our customers, channel partners and suppliers.

Is the company communicating directly to our customers and partners?
•	Yes

What do I tell my suppliers?
•	Our supplier relationships are very important to us, and we will be in touch with them throughout this process.

What should I do if I’m contacted by investors, financial analysts, industry analysts, the media, etc.?
•	You should not answer questions or have discussions with these outside parties about the pending transaction.
•	All inquiries coming from the financial community should be referred to Barry Hutton.
•	All inquiries from industry analysts, the media, etc. should be referred to Katie Kregel.

Integration Planning
What are the plans for integrating the two companies?
•	Over the coming months, we will work together with Mitel to establish an integration planning team and determine how best to bring our companies together.
•	Integration planning is currently anticipated to begin in August and we will keep you informed as updates are available.
•	In the meantime, we will continue to operate independently and each organization should continue to focus on executing its business plans.

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Will ShoreTel offices move?
•	As the integration planning team determines how best to bring our companies together, we will keep you informed as updates are available.

Will there be any impact to our locations outside of the U.S.?
•	As the integration planning team determines how best to bring our companies together, we will keep you informed as updates are available.
•	In the meantime, we will continue to operate independently and each organization should continue to focus on executing its business plans in all regions.

What role can I play in making the acquisition successful?
•	Continue to focus on your role and keep our customers at the center of our thinking.

Can I continue with my current hiring plan?
•	Until the acquisition closes, we remain independent companies. You should work with your manager to execute against your operating targets.

Are there any immediate changes to our budgets and what we work on?
•	Until the acquisition closes, we remain independent companies. You should work with your manager to execute against your operating targets.

Are there any projects or initiatives that need to stop because of this announcement?
•	Until the acquisition closes, we remain independent companies. You should work with your manager to execute against your operating targets.

Additional Questions
If I have further questions, who should I contact?
•	Questions about your work area/function may be addressed to your manager.
•	Questions about benefits, etc. can be addressed to HR.

Additional Information and Where to Find It

The tender offer for the outstanding shares of ShoreTel common stock (the “Offer”) has not yet commenced.   This communication  is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Mitel and a subsidiary of Mitel (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (the “SEC”).   At the time the tender offer is commenced, Mitel and Merger Sub will file tender offer materials on Schedule TO, and thereafter ShoreTel will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC with respect to the Offer.   THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION.   HOLDERS OF SHARES OF SHORETEL COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF SHORETEL COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.   The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of ShoreTel’s common stock at no expense to them.  The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.   Additional copies of the tender offer materials may be obtained for free by directing a written request to ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, California 94085, Attn: Investor Relations, or by telephone at (408) 331-3300.

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In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Mitel and ShoreTel file annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by Mitel or ShoreTel at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Mitel’s and ShoreTel’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks, uncertainties and assumptions.  If such risks or uncertainties materialize or such assumptions prove incorrect, the results of ShoreTel and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the Offer, the merger and the other transactions contemplated by the definitive agreement relating to the acquisition of ShoreTel by Mitel; the expected timing of the completion of the Offer and the merger; the ability of Mitel, Merger Sub and ShoreTel to complete the Offer and the merger considering the various conditions to the Offer and the merger, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the Offer and the Merger may not be timely completed, if at all; that, prior to the completion of the transaction, ShoreTel’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in ShoreTel’s SEC reports, including but not limited to the risks described in ShoreTel’s Annual Report on Form 10-K for its fiscal year ended June 30, 2016.  ShoreTel assumes no obligation and does not intend to update these forward-looking statements.

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